SCHEDULE 14A
 (RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
 THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant     [_]
Filed by a Party other than the Registrant    [X]
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[_]    Preliminary Proxy Statement
[_]    Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
[_]    Definitive Proxy Statement
[X]    Definitive Additional Materials
[_]    Soliciting Material Under Rule 14a-12
CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in Its Charter)

WINTERGREEN PARTNERS FUND, LP WINTERGREEEN PARTNERS OFFSHORE MASTER FUND, LTD WINTERGREEN ADVISERS, LLC DAVID J. WINTERS ELIZABETH N. COHERNOUR EVAN H. HO
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Wintergreen Advisers, LLC mailed the following letter to the Company's shareholders on April 10, 2018.

YOUR VOTE IS IMPORTANT FOR THE FUTURE OF CTO
VOTE THE GREEN PROXY CARD TODAY:
"FOR" WINTERGREEN'S SHAREHOLDER FOCUSED DIRECTOR CANDIDATES
"AGAINST" CTO'S EXCESSIVE EXECUTIVE COMPENSATION PLAN
"AGAINST" THE INCREASE IN SHARES AND REMOVAL OF CRITERIA IN CTO'S AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN
"FOR" WINTERGREEN'S PROPOSAL TO EVALUATE ALL OPTIONS TO MAXIMIZE SHAREHOLDER VALUE

April 9, 2018
Dear Fellow Consolidated-Tomoka Shareholder,
Did you know?
•
CTO has not aggressively bought back shares or tendered for stock when they were trading at a substantial discount to fair value!  We believe CTO is dead-set on converting to a REIT which would hit shareholders with a large tax bill while potentially locking in massive compensation for management and directors!

•
CTO's management wants to be rewarded for selling low cost basis land in a real estate bull market.  Their own proxy reflects: "The Company has also benefitted from the upswing in the national economy and the increased interest in Daytona Beach by real estate developers and end users".

•
The CTO Board of Directors wants to increase their own compensation under the equity incentive plan to as much as $300,000 per year, which may include cash and stock, representing a significant increase over prior years!

Please visit http://www.enhancecto.com for additional information.

It is time for CTO to be run for all shareholders.
Wintergreen believes that a refreshed Consolidated-Tomoka Board, that is properly shareholder-focused, could take several straightforward steps that would immediately begin to reduce the gap between net asset value ("NAV") and share price – in fact these steps should also have the effect of increasing NAV and the share price.
Wintergreen's nominees, Liz Cohernour, Evan Ho, and David Winters, will take immediate steps to implement their plan to narrow the discount between NAV and the Company's share price.  These steps, which current management has inexplicable refused to take or even support, include:
Implement the Wintergreen Proposal to Maximize Shareholder Value
In 2016 over 69% of shareholders approved a proposal to evaluate the sale of CTO or the liquidation of all of its assets.  At the time, we believe the Company made a limited effort to enact the measure and the Company claimed that any potential partners were dissuaded due to the Company's large land holdings.  In the two years since our original proposal, the vast majority of CTO's remaining land and assets have been placed under contract or have been sold (after Wintergreen's encouragement).
With its significantly reduced land holdings, now is the opportune time to again evaluate the sale of the Company to release its full value to all shareholders.  This is the precise objective of the Wintergreen Proposal, item 5 on this year's annual meeting agenda.  This is the proposal about which the current Board says they will take no position.  How can any investor take seriously a Board that will not even support shareholder interests and evaluate all options to narrow the discount between the Company's own calculation of NAV and the current share price?
Rather than actively explore all options to maximize shareholder value, the Company has indicated in its 2018 Letter to Shareholders that its preferred route is to continue a progression to convert to a REIT by the end of 2019.  We believe this is the wrong path for CTO.  Recent tax laws applicable to REITs have changed, and numerous REITs have suffered poor performance, despite the real estate boom in much of the U.S.   The economics of a REIT conversion at CTO are simply not compelling.  Additionally, CTO's size is a fraction of successful REITs, and we believe the overhead at CTO, should the proposed equity incentive plan amendments and executive compensation proposal be approved, would consume much of the distributable income.  We believe that CTO's size makes it an attractive acquisition target for a larger REIT now that most of CTO's land is under contract or has been sold.
Please visit http://www.enhancecto.com for additional information.

It is the prime responsibility of CTO's board to diligently and faithfully pursue investor interests, which include narrowing the discount to NAV, which even this management team acknowledges is significant (see page 31 of CTO's Year End 2017 Investor Presentation, dated 2/8/2018).  Like many of you, we have seen real estate cycles come and go, and we believe it is a serious error to permit the current Board and management team to deny investors the opportunity to cash in on a strong real estate market on the upswing before the cycle ends.
Pursue the Proven Strategy of an Aggressive Share Buy Back Program when Shares are trading at a substantial discount to NAV
CTO has approximately $60m in liquidity available and should be using a portion of this cash to repurchase stock while the stock is trading at a material discount to NAV, which it is currently.  These actions would have an immediate positive benefit for all shareholders.
Rather than pursing an aggressive buy back program, and contrary to the request of multiple shareholders, the Company instead essentially suspended all share buy backs during the fourth quarter of 2017 while the stock was trading at an approximate 25% discount to NAV.
We do not know why the Company stopped buying back shares – it could have been because they were not focused on the material discount to NAV, as the share trading volume and stock price rose moderately upward, or because buying back shares would have increased Wintergreen's ownership percentage which would have increased the threat that CTO's proxy proposals would be voted down – but we believe the decision to stop buying shares during the meaningful increase in trading volume negatively impacted all shareholders.
If elected, the Wintergreen nominees will explore all options to maximize shareholder value, including adopting a robust share buy back program when the stock is trading at a material discount to NAV.
Implement a Shareholder Friendly Compensation Structure
We believe that for too long CTO has been run for the benefit of its management insiders, not the shareholders.  Under the leadership of Laura Franklin, the Company's directors are planning to authorize significant increases in equity incentive compensation for directors – from an average of $72,066 in 2017 to as much as $300,000 per year, which if fully utilized, would be a significant increase by any measure.  We believe shareholders who objectively look at the equity compensation plan will realize that the plan benefits insiders and the board at the expense of shareholders' best interests.    What makes matters even worse is that based on the actions of the Company's CEO, John Albright, even the proposed increase of 270,000 shares may not result in a much needed alignment between the interests of shareholders and management.  During the past 24 months, Mr. Albright has disposed of the majority of the CTO shares he has received during that same period.  It simply does not make sense to award more shares to a CEO who promptly sells them.
Please visit http://www.enhancecto.com for additional information.

Wintergreen also believes that both cash and equity compensation awards should be based on identified metrics and performance criteria and reviewed periodically in light of market conditions and shareholder returns, and compared against similarly sized and structured entities in the same sector.  CTO has changed its cash compensation criteria from year to year, picking a group of peer companies in an apparently arbitrary manner to suit its own needs, and regularly switches compensation advisory firms for undisclosed reasons.  The Company's proposed equity compensation arrangements [as provided to investors as Appendix B to the CTO 2018 Proxy Statement] is even worse, providing no disclosed criteria for determining awards based on performance.
Wintergreen believes that quality management teams are essential to unlocking value and should be rewarded for their tangible contributions to the Company and shareholders' value, and as directors we would impose much needed accountability on the Company's compensation awards.
We believe CTO's current Board and management have failed to act in the interests of the true owners of the Company – the shareholders.  We believe shareholders deserve better.  If elected, Wintergreen's nominees will take immediate steps to narrow the discount between NAV and the Company's share price.  We appreciate your support.
Please vote the GREEN proxy card.
Please visit http://www.EnhanceCTO.com regularly for the latest information about this proxy solicitation.
If you have any questions, please call Morrow Sodali LLC at
(203) 658‐9400 or toll-free at 800‐662‐5200.
Sincerely,

Liz Cohernour Chief Operating Officer Wintergreen Advisers, LLC	David Winters Chief Executive Officer Wintergreen Advisers, LLC

Please visit http://www.enhancecto.com for additional information.

ADDITIONAL INFORMATION
In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are, or may be deemed to be, participants in any such proxy solicitation: Wintergreen Partners Fund, LP, Wintergreen Partners Offshore Master Fund, Ltd., Wintergreen Advisers, LLC, David J. Winters, Elizabeth N. Cohernour and Evan H. Ho.  Certain of the participants hold direct or indirect interests in securities of the Company as follows:  Wintergreen Partners Fund, LP beneficially owns 294,100 shares of common stock, Wintergreen Partners Offshore Master Fund, Ltd. beneficially owns 26,641 shares common stock, Wintergreen Advisers, LLC may be deemed to beneficially own 1,553,075 shares of common stock, David J. Winters, Wintergreen Advisers, LLC's principal, may be deemed to beneficially own 1,553,075 shares of common stock.  Additionally, each of David J. Winters, Elizabeth N. Cohernour and Evan H. Ho has an interest in being nominated and elected as a director of the Company.  Additional information regarding the participants' ownership of Shares will be set forth in the proxy statement and other materials filed with the SEC in connection with the solicitation of proxies by the participants.
WINTERGREEN ADVISERS, LLC STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
The proxy statement is available at no charge on the SEC's website at http://www.sec.gov. In addition, Morrow Sodali LLC will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to:
509 Madison Avenue Suite 1608 New York, NY 10022 Stockholders Call Toll Free: (800) 662-5200 Banks and Brokerage Firms Call: 203‐658‐9400 E-mail: wintergreen@morrowsodali.com

Please visit http://www.enhancecto.com for additional information.